Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 82 to the Registration Statement on Form N–1A of Fidelity Newbury Street Trust: Fidelity Tax-Exempt Money Market Fund and Fidelity Treasury Money Market Fund of our report dated December 12, 2023, relating to the financial statements and financial highlights, which appears in the above referenced funds’ Annual Report to Shareholders on Form N-CSR for the period ended October 31, 2023. We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
December 20, 2023